UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 2)*


                              Newport Bancorp, Inc.
                              --------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    651754103
                                 --------------
                                 (CUSIP Number)

                                December 31, 2008
                               -------------------
             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x]                 Rule 13d-1(b)


[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                Page 1 of 5 Pages

 CUSIP NO. 651754103                                          Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons

                    Newport Federal Savings Bank
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      __________

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    State of Rhode Island

--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                312,214
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      74,054
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      390,268
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    390,268
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


-------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         9.2% of 4,222,364 shares of Common Stock outstanding as of December 31, 2008.

--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

 CUSIP NO. 651754103                                          Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  Newport Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  100 Bellevue Avenue
                  Newport, RI 02840

Item 2
         (a)      Name of Person Filing

                  Employee Stock Ownership Plan Trust
                  Trustee:          Indiana Bank and Trust
                                    501 Washington Street
                                    Columbus, IN 47201

          (b)     Address of Principal Business Office

                  100 Bellevue Avenue
                  Newport, RI 02840

         (c)      Citizenship or Place of Organization

                  See Page 2, Item 4.

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  See Page 1.

Item 3.           If  this  statement is filed pursuant to ss.ss.240.13d-1(b) or
                  240.13d-2(b), or (c), check  whether the   person filing is a:

                           (f) : An employee  benefit plan or endowment fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: See Page 2, Item 9.

 CUSIP NO. 651754103                                          Page 4 of 5 Pages


                  (b) Percent  of class: See Page 2, Item 11.
                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:
                            See Page 2, Item 5.
                      (ii)  Shared power to vote or to direct the vote:
                            See Page 2, Item 6.
                      (iii) Sole power to dispose or to direct the disposition
                            of: See Page 2, Item 7.
                      (iv) Shared power to dispose or to direct the disposition of: See Page 2, Item 8.

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                N/A

Item 8.         Identification and Classification of Members of the Group

                N/A

Item 9.         Notice of  Dissolution of Group

                N/A

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 CUSIP NO. 651754103                                          Page 5 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                January 28, 2009
                                      Date

                                /s/ Seth A. Keele
                           --------------------------
                                    Signature


                       Indiana Bank and Trust, as Trustee
                      Seth A. Keele, AVP and Trust Officer
                      ------------------------------------
                                   Name/Title